U.S. SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[x] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[x]  Form 3 Holdings Reported

[x]  Form 4 Transactions Reported (5)

_______________________________________________________________________________
1.   Name and Address of Reporting Person*

     Scanlan                          Melissa                 L.
-------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

     1212 W. Lill Ave.
-------------------------------------------------------------------------------
                                    (Street)

     Chicago                            IL                  60614
-------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
_______________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol


     Comdisco, Inc. (CDO)
_______________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)



_______________________________________________________________________________
4.   Statement for Month/Year


     September 30, 2001
_______________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



_______________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)

_______________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by more than one Reporting Person
_______________________________________________________________________________

===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                            5.             6.
                                                             4.                             Amount of      Owner-
                                                             Securities Acquired (A) or     Securities     ship
                                                             Disposed of (D)                Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------  of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction               (A)               Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code          Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                (D)               and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/08/2001    3(1)                                         5,177,877      I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4             69,667      D     $ 2.4771                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4             25,000      D     $ 2.5791                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4             25,000      D     $ 2.2609                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4              7,367      D     $ 2.5000                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/11/2001    S4             25,000      D     $ 2.3492                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/14/2001    S4             25,000      D     $ 2.2559                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/15/2001    S4             25,000      D     $ 2.2822                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4             66,667      D     $ 2.3506                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4              8,333      D     $ 2.3211                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/22/2001    S4             33,333      D     $ 2.2700                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/25/2001    S4              7,433      D     $ 2.2500                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/29/2001    S4             25,900      D     $ 2.2600                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/04/2001    S4            200,000      D     $ 2.3974                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/05/2001    S4            100,000      D     $ 2.6135                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/06/2001    S4            100,000      D     $ 2.8013                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/07/2001    S4             33,333      D     $ 2.9000                   I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/12/2001    J(3)          200,000      D                                I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/07/2001    J(3)          290,000      D                                I        by Nonexempt
                                                                                                                     Trust (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/09/2001    J(3)          560,000      D                                I        by Nonexempt
                                                                                                                     Trust (2)
===================================================================================================================================

                                                                   Page 2 of 6


===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                            5.             6.
                                                             4.                             Amount of      Owner-
                                                             Securities Acquired (A) or     Securities     ship
                                                             Disposed of (D)                Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------  of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction               (A)               Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code          Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                (D)               and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                 3,268,406      I        by Nonexempt
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/08/2001    3(1)                                        16,527,255      D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4            139,333      D     $ 2.4771                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/09/2001    S4             50,000      D     $ 2.5791                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4             50,000      D     $ 2.2609                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/10/2001    S4             14,733      D     $ 2.5000                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/11/2001    S4             50,000      D     $ 2.3492                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/14/2001    S4             50,000      D     $ 2.2559                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/15/2001    S4             50,000      D     $ 2.2822                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4            133,333      D     $ 2.3506                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/16/2001    S4             16,667      D     $ 2.3211                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/22/2001    S4             66,667      D     $ 2.2700                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/25/2001    S4             14,867      D     $ 2.2500                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      05/29/2001    S4             51,800      D     $ 2.2600                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/04/2001    S4            400,000      D     $ 2.3974                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/05/2001    S4            200,000      D     $ 2.6135                   D        by D Pontikes
                                                                                                                     Trust (4)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/06/2001    S4            200,000      D     $ 2.8013                   D        by D Pontikes
                                                                                                                     Trust (4)
===================================================================================================================================


                                                                    Page 3 of 6

===================================================================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================================
                                                                                            5.             6.
                                                             4.                             Amount of      Owner-
                                                             Securities Acquired (A) or     Securities     ship
                                                             Disposed of (D)                Beneficially   Form:     7.
                                                             (Instr. 3, 4 and 5)            Owned at End   Direct    Nature of
                                  2.            3.           -----------------------------  of Issuer's    (D) or    Indirect
1.                                Transaction   Transaction               (A)               Fiscal Year    Indirect  Beneficial
Title of Security                 Date          Code          Amount      or     Price      (Instr. 3      (I)       Ownership
(Instr. 3)                        (mm/dd/yy)    (Instr. 8)                (D)               and 4)         (Instr.4) (Instr. 4)
-----------------------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      06/07/2001    S4             66,667      D     $ 2.9000                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/06/2001    S4            100,000      D     $ 1.2400                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/07/2001    S4            310,200      D     $ 1.2400                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/08/2001    S4            250,000      D     $ 1.2400                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/09/2001    S4            500,000      D     $ 1.3529                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/10/2001    S4            500,000      D     $ 1.3200                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                      08/14/2001    S4             26,100      D     $ 1.2000                   I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                13,286,888      I        by D Pontikes
                                                                                                                     Trust (4)(5)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    3(1)                                           112,624      I        by Gallegos
                                                                                                                     1995 Trust (6)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                    3(1)                                           284,000      I        Remainder
                                                                                                                     Interest (6)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   163,302      D        by
                                                                                                                     Ms. Scanlan
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                    14,443      I        by A Scanlan
                                                                                                                     Trust (7)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                     9,093      I        by K Scanlan
                                                                                                                     Trust (7)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                                   284,000      I        Remainder
                                                                                                                     Interest (7)
===================================================================================================================================

*    If the form is filed by more than one Reporting Person, see Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

                          (Print or Type Responses)                Page 4 of 6


FORM 5 (continued)
===================================================================================================================================
Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)
===================================================================================================================================
                                                                                                         9.        10.
                                                                                                         Number    Owner-
                                                                                                         of        ship
                   2.                                                                                    Deriv-    of
                   Conver-                    5.                              7.                         ative     Deriv-   11.
                   sion                       Number of                       Title and Amount           Secur-    ative    Nature
                   or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                   Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                   cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                   Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                 of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of           Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative         ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security           Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)         ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------------------------------------------------------------------------------------

===================================================================================================================================
Explanation of Responses:
(1) Beneficial ownership of Victoria Gallegos as of May 8, 2001, the date that she first became subject to the reporting requirements of Section 16(a) as a result of the events discussed in Notes (2) and (4) below, and (except for shares held by the Nonexempt Trust and the Dorene Pontikes Trust) as of September 30, 2001.

(2) On May 8, 2001, Nicholas K. Pontikes resigned as trustee of the Non Exempt Marital Trust formed under the will of Kenneth
    N. Pontikes ("Nonexempt Trust").  Ms. Scanlan and Ms. Gallegos are a majority of the trustees of the Nonexempt Trust.

(3) Distributions from the Nonexempt Trust.

(4) On May 8, 2001, pursuant to a power of appointment, Mr. Pontikes removed all trustees of the Dorene Pontikes Trust
    ("D Pontikes Trust"), including himself, and appointed Melissa Scanlan and Victoria Gallegos trustees.

(5) After the sale of shares on June 6, 2001 by the D Pontikes Trust, it ceased to be a 10% beneficial owner of Comdisco common stock and as a result was no longer subject to the reporting requirements of Section 16(a).  Transactions and holdings of the D Pontikes Trust reported after June 6, 2001 are reported by Ms. Scanlan and Ms. Gallegos on account of their indirect beneficial ownership of the holdings of the trust.

(6) Beneficially owned by Ms. Gallegos.

(7) Beneficially owned by Ms. Scanlan.



 /s/  Melissa L. Scanlan                                     January 9, 2002
--------------------------------------------            -----------------------
      **Signature of Reporting Person                            Date

      Melissa L. Scanlan, individually, on
      behalf of Victoria Gallegos, and as
      trustee of the Dorene Pontikes Trust


** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

                          Joint Filer Information



Issuer & Ticker Symbol:     Comdisco, Inc. (CDO)

Date of Event Requiring
Form 3 Report:              May 8, 2001

Period Covered by Report:   May 8, 2001 - September 30, 2001



Name:                       Victoria Gallegos

Address:                    212 Stein Way
                            Orinda, CA 94563

Designated Filer:           Melissa L. Scanlan



Name:                       Dorene Pontikes Trust

Address:                    1212 West Lill Avenue
                            Chicago, IL 60014

Designated Filer:           Melissa L. Scanlan or Victoria Gallegos



















                                                                   Page 6 of 6